Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

The following is a list of all subsidiaries of the Registrant.

Name	Jurisdiction of Incorporation

Nathaniel Energy Oklahoma Holdings Corporation	Oklahoma
Cleanergy, Inc.	Delaware